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EXHIBIT 21.1




                         Subsidiaries of the Registrant
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         NSI Acquisition Corporation, a Delaware corporation, is a wholly-owned subsidiary of our company. NSI Acquisition Corporation does business under the name MAT Trading Corp. and Financial Systems Group, Inc.